Exhibit 10.1

TRANSITION AGREEMENT
This Transition Agreement (this “Agreement”) is entered into as of November 6, 2025 (the “Effective Date”) by and between Marietta E. Zakas (the “Executive”) and Mueller Water Products, Inc., a Delaware corporation (the “Company”).
WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company;
WHEREAS, the Executive and the Company are party to that certain Employment Agreement, dated as of September 15, 2008, as amended effective as of February 6, 2009, December 1, 2009, March 1, 2012, and December 27, 2017, and as amended effective as of December 4, 2024 pursuant to that Side Letter, dated as of December 9, 2024 (the “Side Letter”) (collectively, the “Employment Agreement”) and that certain Executive Change-in-Control Severance Agreement, dated as of September 30, 2019, as amended effective as of December 4, 2024 pursuant to that Side Letter (collectively, the “CIC Severance Agreement”);
WHEREAS, the Executive delivered on November 6, 2025 written notice to the Company of her intent to retire; and
WHEREAS, the Executive and the Company desire to transition the Executive to the role of Senior Advisor and resolve any outstanding matters related to the Executive’s subsequent termination of employment with the Company as a result of retirement.
NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company enter into this Agreement on the following terms and conditions:
1.Transition; Separation.
(a)Effective as of February 10, 2026 (the “Transition Date”), the Executive will transition from her position as Chief Executive Officer of the Company to the position of Senior Advisor. The Executive will continue to serve as Senior Advisor of the Company in the position of Senior Advisor through December 31, 2026; provided, that the Company may terminate the Executive’s employment prior to such date on account of Disability or for Cause (each, as defined in the Employment Agreement) and the Executive’s engagement with the Company will automatically terminate upon the Executive’s death. The date of the Executive’s actual termination of employment with the Company is the “Retirement Date,” and the period beginning on the Transition Date and ending on the Retirement Date is the “Transition Period.” Effective as of the Transition Date, and except as otherwise provided in this Section 1, the Executive will be deemed to have automatically resigned from all of the Executive’s officer and other positions with the Company and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates), including, without limitation, as a member of the Board of Directors of the Company (the “Board”). The Executive will execute such additional documents reasonably requested by the Company to evidence the foregoing resignations but no additional action by the parties is required to effectuate such resignations.
(b)As Senior Advisor, the Executive will assist the Board and the Chief Executive Officer of the Company with (i) the transition of the Executive’s former duties as Chief Executive Officer of the Company, (ii) continuity of service with respect to the Company’s customers and accounts, (iii) strategic corporate transactions and initiatives, and (iv) any other services reasonably requested by the Board or the Chief Executive Officer of the Company. For the avoidance of doubt, (x) during the Transition Period, the Executive will not have the power (and shall not hold herself out as having the power) to bind the Company or any of its affiliates as their agent, and (y) the Executive will remain subject to the Company’s policies applicable to employees and consultants, including the requirement to pre-approve any trades in the Company’s securities through the Company’s General Counsel.
(c)During the Transition Period, the Executive shall receive a daily amount equal to Executive’s base salary on February 9, 2026 divided by 325 days, payable in accordance with the Company’s payroll procedures. During the Transition Period, the Executive will also be eligible to continue to participate in any Company pension, profit sharing, health or welfare benefit programs generally made available by the Company to employees, subject to the terms of those programs. For the avoidance of doubt, the Executive shall not be eligible to earn an annual bonus or other incentive compensation following the Transition Date, except as expressly provided in this Agreement.
2.Final Compensation; Transition Benefits.
(a)Final Compensation. The Company shall pay the Executive a lump sum payment of unpaid base salary and other benefits, including accrued but unused vacation pay and unreimbursed business expenses, accrued to the Retirement Date and paid on the same basis as paid upon any voluntary termination of employment. Such lump sum amount will be paid in accordance with the Company’s normal payroll procedures following the Retirement Date.
(b)Transition Benefits. Subject to the Executive’s execution, re-execution and non-revocation of the Release of Claims attached hereto as Exhibit A (the “Release”) no later than the applicable deadlines specified in the Release (the “Release Condition”), and subject to the Executive’s compliance in all material respects with the terms and conditions of this Agreement (including continued compliance with the Restrictive Covenants (as defined below)), the Company agrees to pay to the Executive:
(i)An annual bonus for fiscal year 2026, paid in the same manner and at the same time as for all other executive participants in the annual bonus program except that the bonus will be prorated based on the number of days the Executive serves as the Chief Executive Officer of the Company during fiscal year 2026 and will be determined based on the greater of target or the Company’s actual performance during fiscal year 2026.

(ii)The Company will allow the Executive to continue medical and dental coverage for the Executive and the Executive’s eligible dependents (as provided to its active employees) for up to 12 months following the Retirement Date, but only if the Executive pays the COBRA rate for such coverage (“Extended Coverage”). If the Executive declines Extended Coverage or becomes eligible for medical and/or dental coverage through another employer (including an employer of the Executive’s spouse), such Extended Coverage will cease. In addition to the amounts described elsewhere in this Agreement, the Executive will be paid an amount each month equal to 150% of the applicable monthly COBRA rate for each month of Extended Coverage, reduced by applicable withholdings (the “150% Payments”). For this purpose, the applicable COBRA rate is the cost of COBRA coverage, determined as of the Retirement Date, for the level of medical and/or dental coverage the Executive has in effect on the Retirement Date. Regardless of whether the Executive elects Extended Coverage, such amount will be paid to the Executive each month beginning in the month following the Retirement Date and continuing for 12 months thereafter; provided, however, such monthly payment will cease and will not be payable after the month in which the Executive becomes eligible for medical and/or dental coverage through another employer (including the employer of the Executive’s spouse).
At the end of Extended Coverage and provided COBRA coverage has not been terminated earlier, the Company will provide the Executive with the right to elect additional coverage for Executive and Executive’s spouse under the Company’s group medical and dental plans for active employees at a monthly cost equal to the then COBRA rate for a period of up to 24 months (the “Additional Extended Coverage Period”), provided, however, the Company’s obligation to offer the Executive the right to elect such coverages and the Additional Extended Coverage Period shall cease upon the date the Executive becomes eligible for coverage under another employer provided group health plan, including an employer of the Executive’s spouse, whether of not the Executive elects such coverage. Notwithstanding the foregoing, to the extent the Executive or the Executive’s spouse is eligible for medical coverage under Medicare Part A, any additional extended coverage during the Additional Extended Coverage Period shall be secondary and supplemental to such Medicare Part A coverage.
(iii)The Company will allow the Executive to continue group life insurance coverage for a period beginning on January 1, 2027 through June 30, 2028 at no additional cost to the Executive.
(iv)Upon presentation of appropriate documentation, and subject to the Executive’s satisfaction of the Release Condition, the Company will pay or reimburse the Executive’s reasonable and documented expenses related to financial planning services, up to a maximum of $20,000 incurred in 2026.
(c) Equity Awards. The Executive’s rights with respect to (i) the stock options granted pursuant to the applicable award agreements between the Executive and the Company dated November 28, 2023 and December 3, 2024; (ii) the restricted stock units granted pursuant to the applicable award agreements between the Executive and the Company dated November 28, 2023 and December 3, 2024; (iii) the performance-based restricted stock units based upon rTSR performance (“Market Units”) granted pursuant to the applicable award agreements between the Executive and the Company dated November 28, 2023 and December 3, 2024; (iv) the performance-based restricted stock units based upon return on invested capital (“ROIC Units”) granted pursuant to the applicable award agreements between the Executive and the Company dated November 28, 2023 and December 3, 2024; and (v) the performance-based restricted stock units with a grant date value equal to $2,000,000 and based upon criteria determined by the Board and to be granted in December 2025 pursuant to an award agreement between the Executive and the Company (collectively, the “Award Agreements”) as further set forth on Exhibit B attached hereto will be governed by the terms and conditions of the governing plan and Award Agreements and will remain outstanding and eligible to vest pursuant to such terms and conditions during the Transition Period and as described under Exhibit B.
(d) Legal Fees. Upon presentation of appropriate documentation, and subject to the Executive’s satisfaction of the Release Condition, the Company will pay or reimburse the Executive’s reasonable legal fees incurred in connection with the negotiation and drafting of this Agreement up to a maximum of $25,000, which will be paid within 30 days following the receipt of the applicable invoice.
(e) No Other Compensation. The Executive acknowledges and agrees that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company and its affiliates to the Executive, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Employment Agreement, any alleged written or oral employment agreement, policy, plan or procedure of the Company and its affiliates, and/or any alleged understanding or arrangement between the Executive and the Company. For the avoidance of doubt, the Executive shall not be eligible to receive an annual bonus and/or any equity awards for fiscal year 2027.
3. Return of Company Property. The Executive agrees that upon the Retirement Date, or prior to such date at the request of the Company, the Executive will return to the Company all documents, copies, recordings of any kind, papers, computer records, and other material in the Executive’s possession or under the Executive’s control which may contain or be derived from Confidential Information (as defined in the Employment Agreement), together with all other documents, notes, other work product, and other material and property belonging or relating to the Company, and any tangible Company property, including any computer equipment, cell phone, pager, or other personal data device, keys or passcards.
4. No Assignments; Binding Effect. Except as provided in this Section 4, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement will be binding upon any successor in accordance with the operation of law and such successor will be deemed the “Company” for purposes of this Agreement. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors and administrators (including the Executive’s estate or designated beneficiary, in the event of the Executive’s death), and their respective permitted successors and assigns.
5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of Georgia, without giving effect to the principles of conflicts of law thereof.
6. Consent to Forum. The Executive expressly consents and submits that the exclusive jurisdiction for any controversy, dispute, or claim between the parties arising out of or relating to this Agreement or the Executive’s employment with the Company will be the courts in the state of Georgia. The Executive expressly consents to the exercise of personal jurisdiction over the Executive by the courts in the state of Georgia. The Executive hereby waives, to the fullest extent permitted by applicable law, any objection or defense that a Georgia court does not have personal jurisdiction over the Executive, is an improper venue, or constitutes an inconvenient forum.
7. Entire Agreement; Restrictive and Other Covenants.
(a) The Executive understands that this Agreement, all relevant plans referred to herein and the sections of the Employment Agreement and the Award Agreements that survive termination, including but not limited to the Restrictive Covenants (as defined below), constitute the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Released Parties (as defined on Exhibit A). No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive. The CIC Severance Agreement is terminated and of no further force or effect effective as of the Effective Date.
(b) Notwithstanding the foregoing, Article II and Article III of the Employment Agreement and the applicable covenants set forth in the Award Agreements (collectively, the “Restrictive Covenants”) shall survive in accordance with their terms. For the avoidance of doubt, the Executive shall comply at all times with the Restrictive Covenants.
8. Notices. All notices, requests, demands, and other communications hereunder will be sufficient if in writing and will be deemed to have been duly given if delivered by hand or if sent by registered or certified mail to the Executive at the last address she filed in writing with the Company or, in the case of the Company, at its principal office.
9. Miscellaneous. This Agreement is not intended, and shall not be construed, as an admission that any of the Released Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the Executive. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Neither party shall be deemed to have made any admission of wrongdoing as a result of executing this Agreement.
10. Withholding; Code Section 409A.
(a) Withholding. The Company may withhold from any and all amounts payable to the Executive under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation and any authorized or required reductions.
(b) Section 409A. The intent of the parties is that all payments, compensation, and benefits contemplated hereunder that are subject to Section 409A will be paid or provided in compliance with Section 409A, and the provisions of this Agreement shall be construed and administered in accordance with and to implement such intent. The provisions of the Employment Agreement relating to Section 409A, including Article I, Section 9 of the Employment Agreement, and the Side Letter relating to Section 409A are hereby incorporated into this Agreement with full force and effect. Each installment payment payable to the Executive pursuant to this Agreement is intended to be a separate payment for purposes of Section 409A. Notwithstanding anything to the contrary herein, if the Executive is a “specified employee” under Section 409A, then any payment(s) to the Executive described in this Agreement that (i) constitute “deferred compensation” to the Executive under Section 409A; (ii) are not exempt from Section 409A; and (iii) are otherwise payable within six months after the Executive’s separation from service (within the meaning of Section 409A) will instead be made on the date that is six months and one day after such separation from service, and such payment(s) will be increased by an amount equal to interest on each such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of the date of separation from service from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence. The Federal Funds Rate will mean the “Federal Funds Rate” as published by The Wall Street Journal on the date prior to the calculation of any interest under this Agreement.
11. Third-Party Beneficiaries. The Released Parties are intended third-party beneficiaries of this Agreement and the Release, and this Agreement and the Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Except and to the extent set forth in the preceding sentence and as otherwise set forth in this Agreement, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third-party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing, or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director, or stockholder, irrespective of any similarity between any contract, agreement, commitment, or understanding between the Company and such other employee, officer, director, or stockholder, on the one hand, and any contract, agreement, commitment, or understanding between the Company and the Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director, or stockholder, on the one hand, and the Executive, on the other hand.
12. Counterpart Agreements. This Agreement may be signed in counterparts, and by facsimile or email transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.
13. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement.
14. Non-Disparagement. The Executive agrees that the Executive will not publish, utter, broadcast, or otherwise communicate any information, misinformation, comments, opinions, remarks, articles, letters, or any other form of communication, whether written or oral, regardless of its believed truth, to any person or entity which is adverse to, reflects unfavorably upon, or tends to disparage the Company, the products, services, prospects, character, integrity, or financial condition of the Company, or any owner, shareholder, officer, director, or employee of the Company.
15. Cooperation. In the event that any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, assessment, inquiry, or investigation (whether civil, criminal, administrative, or otherwise) (each, a “Proceeding”) is commenced by any governmental authority or other person in connection with the Company or any of its affiliates about which the Executive has, or may have, relevant knowledge or information, for a three (3) year period following the Retirement Date, the Executive agrees to cooperate in good faith and to a reasonable extent with the Company or any such affiliate to defend against such Proceeding, and, if an injunction or other order is issued in any such Proceeding, to cooperate in good faith with the Company or any such affiliate in its efforts to have such injunction or other order lifted. Such cooperation shall include, but not be limited to, attending any telephone or in-person meetings, conferences, interviews, depositions, hearings, proceedings, or preparation sessions, and providing access to any books and records in the Executive’s control, in each case, at the request of the Company or any of its affiliates or any of their respective representatives. It is expressly agreed that the Company’s rights to avail itself of the advice and consultation services of the Executive shall at all times be exercised in a reasonable manner, that adequate notice shall be given to the Executive in such events, and that non-compliance with any such request by the Executive for good reason, including, but not limited to, ill health or prior commitments, shall not constitute a breach or violation of this Agreement. The Executive shall receive a per day amount of $2,600.00 and reimbursement of expenses for services requested under this section.

16. Arbitration.
(a) The Company and the Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies, or claims between them including, without limitation, (i) any dispute, controversy, or claim related in any way to the Executive’s employment with the Company or any of its affiliates or any termination thereof, (ii) any dispute, controversy, or claim of alleged discrimination, harassment, or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap, or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein will require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement.
(b) Arbitration of any Disputes shall be conducted in accordance with the provisions set forth under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), which rules are deemed to be incorporated by reference into this Agreement (the “Rules”). The place of arbitration shall be Atlanta, Georgia, with one arbitrator appointed in compliance with the Rules, and the language of arbitration shall be English. An award rendered by the arbitrator shall be final, binding, and non-appealable on the parties, their successors, and assigns. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court of competent jurisdiction. Any arbitration proceedings, decision, or award rendered hereunder, and the validity, effect, and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.
(c) The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in a court of competent jurisdiction, including, but not limited to, attorneys’ fees and other reasonable expenses incurred by such party in connection with the Dispute, general damages, and injunctive relief costs, but, excluding in all cases, special damages and punitive damages; provided that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Each party shall pay its own expenses, including attorneys’ fees, incurred in connection with a Dispute; provided, however, the arbitrator shall have the power to award any such expenses, including reasonable attorneys’ fees, to the prevailing party in accordance with this Section 16(c). For the avoidance of doubt, the arbitrator shall have the authority to award such expenses, including reasonable attorneys’ fees, to the party that substantially prevails even if not expressly required or permitted by law.
(d) It is part of the essence of this Agreement that any Disputes hereunder will be resolved expeditiously and as confidentially as possible. Accordingly, the Company and the Executive agree that all proceedings in any arbitration will be conducted under seal and kept strictly confidential. In that regard, no party will use, disclose, or permit the disclosure of any information, evidence, or documents produced by any other party in the arbitration proceedings or about the existence, contents, or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award, or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure will give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Transition Agreement as of the date set forth below.

MUELLER WATER PRODUCTS, INC.

By:		Dated: November 6, 2025
Name:	Melissa Rasmussen
Title:	Chief Financial Officer

EXECUTIVE
Dated: November 6, 2025
Print Name: Marietta Zakas

EXHIBIT A
Release of Claims
1. Release.
(a) In consideration for the payments and benefits to be provided to Marietta E. Zakas (the “Executive”) pursuant to the Transition Agreement between the Executive and Mueller Water Products, Inc. (the “Company”), dated as of November 6, 2025 (the “Agreement”) which are conditioned on the Executive’s execution of this Release, and to which the Executive is not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which the Executive hereby acknowledges, on the Executive’s own behalf and on behalf of the Executive’s heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through the Executive, the Executive hereby releases and forever discharges the Company, its parents, subsidiaries and its affiliates, and all of their respective past, present and future direct or indirect owners, managers, officers, directors, shareholders, employees, employee benefit plans, administrators, trustees, insurers, attorneys, members, agents, representatives, consultants, and each of their predecessors, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, controversies, rights and claims, demands, debts, damages (compensatory, liquidated, punitive or exemplary or other damages), claims for costs and attorney’s fees or liabilities of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which the Executive or any of the Executive’s heirs, executors, administrators, beneficiaries, representatives, successors and assigns now has or ever has had against the Released Parties, or any of them, including but not limited to, (i) in any way related to, connected with or arising out of the Executive’s employment relationship with the Company or any of the Released Parties, (ii) arising out of, or relating to, the Executive’s termination of employment from any of the Released Parties, and/or (iii) arising out of, or relating to, the Executive’s status as an employee, member, officer, or director of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”) (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act (with respect to unvested benefits), the Equal Pay Act, the Worker Adjustment Retraining and Notification Act, any applicable Employee Order Programs, Section 1981 of U.S.C. Title 42, the Fair Labor Standards Act, the Sarbanes-Oxley Act, the wage and hour laws, wage payment and fair employment practices laws of the state or states in which the Executive has provided services to the Company (each as amended from time to time), including the Georgia Fair Employment Practices Act, the Georgia Equal Pay Act, the Georgia Equal Employment for People with Disabilities Code, and all other state and local laws of Georgia that may be lawfully waived by agreement, and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that the Executive signs (or re-signs, as applicable) this Release, and the Executive hereby waives all such Claims. Notwithstanding the foregoing, nothing in this Section 1 shall release or impair (x) the Executive’s right to make Claims arising out of any acts or omissions of the Released Parties after the date the Executive executes (or re-executes, as applicable) this Release, (y) any right that cannot be waived by private agreement under law (including the right to file any Claim for workers’ compensation or unemployment insurance), or (z) any Claim to vested benefits under the Company’s benefit plans. Capitalized terms used but not defined in this Exhibit A will have the meanings set forth in the Agreement.
(b) The Executive understands that the Executive may later discover Claims or facts that may be different than, or in addition to, those which the Executive now knows or believes to exist with regard to the subject matter of this Release, and which, if known at the time of executing this Release, may have materially affected this Release or the Executive’s decision to enter into it. The Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
(c) The Executive understands that nothing contained in this Section 1 or the Agreement shall be construed to prohibit the Executive from filing a charge with, communicating with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other similar or comparable federal, state, or local agency; provided, however, that the Executive hereby agrees to waive the Executive’s right to recover monetary damages or other individual relief against the Released Parties in any charge, complaint or lawsuit filed by the Executive or by anyone else on the Executive’s behalf, excepting any benefit or remedy to which the Executive is or becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other awards or relief that may not lawfully be waived. Further, nothing in the Agreement, this Release or in any other agreement between the Executive and the Company shall prohibit or restrict the Executive from lawfully: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Congress, and any agency Inspector General, (iii) accepting any awards from the SEC, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive will not be required to notify the Company that such reports or disclosures have been made. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(y) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (z) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Release is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Release have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(d) The Executive acknowledges that the Executive will continue to be bound by the Executive’s obligations under the Employment Agreement and the Award Agreements that survive the termination of the Executive’s employment on the Retirement Date by the terms thereof or by necessary implication, including without limitation the Restrictive Covenants (all of the foregoing obligations, the “Continuing Obligations”). The Executive further acknowledges that the obligation of the Company to pay or provide the benefits in Section 2(b) and (c) of the Agreement, and the Executive’s right to retain the same, are expressly conditioned upon the Executive’s continued performance of the Executive’s obligations hereunder and of the Continuing Obligations.
(e) The Executive understands that nothing contained in this Section 1 will adversely affect the Executive’s rights to enforce the terms of the Agreement, and shall not adversely affect the Executive’s right to any indemnification coverage under the Company’s directors and officers liability insurance policy in accordance with its terms or right to reimbursement of expenses by the Company to which the Executive would otherwise be entitled under, without limitation, any charter document or Company insurance policy, by reason of services the Executive rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof.
2. Initial Consideration and Revocation Period; Effectiveness. The Executive understands that the Executive will have 21 days following the Effective Date to consider the terms and conditions of this Release. Changes to this Release, whether material or immaterial, do not restart the 21-day review period. The Executive understands that the Executive may execute this Release less than 21 days following the Effective Date, but agrees that such execution will represent the Executive’s knowing waiver of such consideration period. The Executive may accept this Release by signing it and returning it to the Company’s General Counsel, within such 21-day period. After executing this Release, the Executive shall have seven days (the “Revocation Period”) to revoke this Release by indicating the Executive’s desire to do so in writing delivered to the Company’s General Counsel by no later than the seventh day after the date that the Executive signs this Release. The first effective date of this Release shall be the eighth day after the Executive signs this Release. In the event that the Executive does not accept this Release as set forth above, or in the event that the Executive revokes this Release during the Revocation Period, this Release and the Agreement shall be deemed automatically null and void.
3. Re-Execution of Agreement. The Company’s obligations under Sections 2(b) and (c) of the Agreement are strictly contingent upon the Executive’s re-execution and non-revocation of this Release within 21 days following the Retirement Date. The date of the Executive’s re-execution of this Release is referred to herein as the “Re-Execution Date.” By re-

executing this Release, the Executive advances to the Re-Execution Date the Executive’s general waiver and release of all Claims against the Released Parties and the other covenants set forth in Section 1 of this Release. The Executive shall have seven calendar days from the Re-Execution Date to revoke her re-execution of this Release by indicating the Executive’s desire to do so in writing delivered to the Company’s General Counsel by no later than the seventh day after the Re-Execution Date. In the event of execution and no revocation by the Executive, the date of the releases and covenants set forth in Section 1 of this Agreement shall be advanced through the Re-Execution Date on the eighth day after the Re-Execution Date. In the event of such revocation by the Executive, the date of the releases and covenants set forth in Section 1 of this Agreement shall not be advanced, but shall remain effective up to and including the date upon which the Executive originally signs this Agreement and the Company shall not be obligated to provide any further consideration pursuant to Sections 2(b) or (c) of the Agreement.
4. Executive Acknowledgements/ADEA Release. The Executive acknowledges that the Executive: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider this Release for 21 days prior to executing and re-executing this Release; (c) fully understands the significance of all of the terms and conditions of this Release, including that the Executive is releasing claims under the ADEA (as amended); (d) has been advised to consult with an attorney before executing this Agreement and the Executive has done so or, after careful reading and consideration, has chosen not to do so of the Executive’s own volition; and (e) is entering into this Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which the Executive would not be entitled in the absence of executing and not revoking this Release.
5. Severability. The invalidity or unenforceability of any provision of this Exhibit A shall not affect the validity or enforceability of any other provision of the Agreement.
[Signature Page Follows]

NOT TO BE EXECUTED PRIOR TO THE EFFECTIVE DATE

Date:
Name:

NOT TO BE EXECUTED PRIOR TO THE EFFECTIVE DATE

Date:
Name:

EXHIBIT B
Stock Options

	November 28, 2023 Grant	December 3, 2024 Grant
Number of Stock Options Granted	189,204	107,592
Unvested Stock Options Outstanding on the Effective Date	126,136	107,592
Vesting Date	63,068 will vest on November 28, 2025 and on November 28, 2026	(i) 35,864 will vest on December 3, 2025 and on December 3, 2026, and (ii) 35,864 will vest on December 31, 2026
Exercise Period	December 31, 2028	December 31, 2028

Restricted Stock Units

	November 28, 2023 Grant	December 3, 2024 Grant
Number of RSUs Granted	56,673	33,228
Unvested RSUs Outstanding on the Effective Date	37,782	33,228
Vesting Date for Unvested RSUs	18,891 will vest on November 28, 2025 and on November 28, 2026	(i) 11,076 will vest on December 3, 2025 and on December 3, 2026, and (ii) 11,076 will vest on December 31, 2026

Market Units

	November 28, 2023 Grant	December 3, 2024 Grant
Number of Market Units Granted	56,673	33,228
Unvested Market Units Outstanding on the Effective Date[1]	56,673	33,228
Vesting Date for Unvested Market Units	September 30, 2026	December 31, 2026
Payout for Market Units	Approximately December 15, 2026	Approximately December 15, 2027

ROIC Units

	November 28, 2023 Grant	December 3, 2024 Grant
Number of ROIC Units Granted	56,673	33,228
Unvested ROIC Units Outstanding on the Effective Date[2]	56,673	33,228
Vesting Date for Unvested ROIC Units	September 30, 2026	December 31, 2026
Payout for Market Units	Approximately December 15, 2026	Approximately December 15, 2027

December 2025 PRSUs
The Board will grant Executive additional performance-based restricted stock units with a grant date value of $2,000,000 in December 2025 (the “December 2025 PRSUs”). The terms and conditions of the December 2025 PRSUs will be set out in a separate Award Agreement and will vest on the Retirement Date, subject to satisfaction of performance-metrics established by the Board and reasonably agreed to by the Executive.

1	The number of Market Units included is based on target performance. The actual Market Units that become vested and settled will be based on actual performance following the end of the performance period.
2	The number of ROIC Units included is based on target performance. The actual Markets Units that become vested and settled will be based on actual performance following the end of the performance period.